AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         AMENDMENT NO. 2 (this "Amendment") dated as of May 25, 1999 to the Rights Agreement dated as of December 30, 1996, as amended by Amendment No. 1 to the Rights Agreement dated as of February 28, 1999, between UNISOURCE WORLDWIDE, INC., a Delaware corporation (the "Company"), and NATIONAL CITY BANK, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, on February 28, 1999, the Company entered into an Agreement and Plan of Merger among the Company, UGI Corporation, a Pennsylvania corporation, and Vulcan Acquisition Corp., a Delaware corporation (the "UGI Merger Agreement"); and

         WHEREAS, subsequent to the execution of the UGI Merger Agreement, the Company received an unsolicited Superior Proposal (as defined in the UGI Merger Agreement) from Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"); and

         WHEREAS, after receipt of the Superior Proposal referred to above, the Company entered into negotiations with Georgia-Pacific with respect to its Superior Proposal in accordance with the terms of the UGI Merger Agreement; and

         WHEREAS, after reaching agreement with Georgia-Pacific on the terms of its Superior Proposal, the Company terminated the UGI Merger Agreement in accordance with its terms in order to permit it to enter into a binding written agreement with Georgia-Pacific with respect to its Superior Proposal; and

         WHEREAS, concurrently with the execution hereof, the Company has entered into an Agreement and Plan of Merger dated as of May 25, 1999 among the Company, Georgia-Pacific and Atlanta Acquisition Corp., a Delaware corporation (the "Merger Agreement"); and

         WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend to the stockholders of the Company the approval and adoption of the Merger Agreement; and



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         WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable to amend the Rights Agreement dated as of December 30, 1996, as amended, between the Company and the Rights Agent (as so amended, the "Rights Agreement") as set forth herein; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, the Rights Agreement is amended as follows:

         SECTION 1. Proposed Merger. Section 3(d) of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:

                  (d) Notwithstanding anything in this Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (ii) neither Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), nor any of its Subsidiaries (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Sections 7(a), 11(a), 13(a) or any other provision of this Agreement, in each case by reason of (w) the approval, execution, delivery and performance of the Agreement and Plan of Merger dated as of May 25, 1999 among the Company, Georgia-Pacific and Atlanta Acquisition, a Delaware corporation (the "Merger Agreement"), by the parties thereto,
         (x) the consummation by Georgia-Pacific of the tender offer contemplated by the Merger Agreement, (y) the approval of the Merger Agreement by the stockholders of the Company or (z) the consummation of any of the other transactions contemplated by the Merger Agreement; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 20% or more of the Common Shares then outstanding in any manner other than as set forth in the Merger Agreement, the provisions of this sentence (other than this proviso) shall terminate."

         SECTION 3. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         SECTION 4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable




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to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                   UNISOURCE WORLDWIDE, INC.


                                   By: /s/ Thomas A. Decker
                                       ----------------------------------
                                       Name:  Thomas A. Decker
                                       Title: General Counsel


                                   NATIONAL CITY BANK


                                   By: /s/ Sherry L. Damore
                                       ----------------------------------
                                       Name:  Sherry L. Damore
                                       Title: Vice President